EXHIBIT 99.1

For Immediate Release:	Contact:
Mollie Condra, Ph.D. HealthStream (615)-301-3237 mollie.condra@healthstream.com

HealthStream Announces Seven-year Agreement with
Press Ganey Associates to Develop the Healthcare Workforce

NASHVILLE, Tennessee (February 12, 2018) – HealthStream (NASDAQ: HSTM), a leading platform in healthcare for workforce development, today announced that it has entered into a seven-year agreement with Press Ganey Associates, a leading provider of performance improvement solutions for healthcare organizations across the continuum of care. Press Ganey’s transformational platform offers an integrated approach to improving safety, quality, patient experience, and caregiver engagement. Press Ganey’s curriculum, courses, and certificate programs will be exclusively available on HealthStream’s platform, including the HealthStream Learning Center™.

“HealthStream’s Learning Center is the premier platform for workforce training and education in our industry,” said Patrick T. Ryan, Chief Executive Officer, Press Ganey Associates. “Through this innovative partnership, we can further accelerate our clients’ goals to advance safe, high quality, patient-centered care through learning and development content on HealthStream’s workforce platform.”

The full range of Press Ganey’s newly acquired Patient Experience Improvement and Engagement libraries, as well as, for example, their “NDNQI Pressure Injury Training courses,” will be available to HealthStream’s customers. Both companies will market and sell Press Ganey’s content, which may be received by customers through a variety of HealthStream powered applications, including the HealthStream Learning Center™.

Creating continuous, sustainable improvement with regard to patients’ experiences is a goal long shared by clients of both companies. Research has shown that “excellent” patient experience ratings are positively associated with an array of better clinical outcomes for patients. Moreover, hospitals with higher patient experience ratings financially outperform lower-rated hospitals with more than double levels of profitability. Given these facts, it is not surprising that improving patients’ experiences has been among the top three goals listed as most important by hospital CEOs over the last five years.

“HealthStream is pleased to add Press Ganey to its growing network of outstanding healthcare content providers—the industry’s broadest selection of thought-leading content from among leading healthcare associations, medical publishers, and nursing associations,” said Robert A. Frist, Jr., Chief Executive Officer, HealthStream. “I look forward to working collaboratively to help healthcare organizations develop their staff with highly effective training that helps to directly improve patients’ experiences and workforce engagement.”

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of solutions is contracted by, collectively, approximately 4.65 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, credentialing, privileging, provider enrollment, performance assessment, and managing simulation-based education programs. Based in Nashville, Tennessee, HealthStream has additional offices in Brentwood, Tennessee; Jericho, New York; Boulder; Colorado; San Diego, California; and Chicago, Illinois. For more information, visit http://www.healthstream.com or call 800-933-9293.

This press release contains forward-looking statements that involve risks and uncertainties regarding HealthStream, including with respect to the anticipated benefits of the agreement noted above with Press Ganey. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. This information has been included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results, performance, or achievements to be materially different from future results, performance, or achievements, including, without limitation, the risk that the agreement with Press Ganey does not achieve the benefits that are currently anticipated, as well the risks referenced in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed on February 27, 2017, and in the Company’s other filings with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update or revise any forward-looking statements.

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